Exhibit 10.1

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT BETWEEN

STRIDE, INC. AND JAMES RHYU

This Amendment (the “Amendment”) to that certain amended and restated employment letter agreement between Stride, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and James Rhyu (the “Executive”) dated as of February 25, 2022 (the “Employment Agreement”) is made as of this 25th day of March, 2025 (the “Amendment Date”), by and among the Company and the Executive. Except as set forth in this Amendment, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WITNESSETH

WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (collectively the “Parties”) hereby agree to the following:

1. Section 10.7 of the Employment Agreement is hereby amended to replace the third sentence in its entirety as follows:

Executive and the Company further agree that in the event Executive’s employment is terminated by the Company without Cause pursuant to Section 10.4 or by Executive for Good Reason pursuant to Section 10.5.1 above, in either case within two years after the date of a Change in Control, and provided that such termination constitutes a Separation from Service, then Executive shall receive the same severance benefits as are set forth in Section 10.6 above and subject to the same requirement to sign and not revoke a general release of claims within thirty (30) days following the date of termination; provided, however, that (i) Severance Pay shall be paid in a single lump sum as soon as practicable after the date of termination, (ii) the Pro Rata Bonus shall be based on Executive’s target annual bonus amount and paid as soon as practicable after the date of termination, (iii) Executive shall additionally receive an amount equal to 200% of Executive’s target annual bonus for the year of the Separation of Service, paid as soon as practicable after the date of termination, (iv) all unvested equity or equity-based awards granted under any equity compensation plans of the Company shall immediately become 100% vested, provided that, unless a provision more favorable to Executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement, and (v) the maximum period of reimbursement of the Company-paid portion of the applicable COBRA premiums shall be twenty-four (24) months following the Executive’s Separation from Service (and, for the avoidance of doubt, such period shall remain subject to earlier termination as set forth in Section 10.6 above).

2. No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3. Acknowledgement. The Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

4. Governing Law; Counterparts. This Amendment shall be construed in accordance with the laws of the Commonwealth of Virginia without reference to principles of conflicts of law and may be executed in several counterparts by the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the Amendment Date.

STRIDE, INC.

By:	/s/ ROBERT E. KNOWLING, JR.
Name:	Robert E. Knowling, Jr.
Title:	Chair of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ JAMES RHYU
James Rhyu